EXHIBIT 15.2

March 19, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for R.V.B. Holdings Ltd. (the “Company”) and, under the date of February 13, 2011, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2010 and 2009. On August 22, 2011, we were dismissed. We have read the Company's statements included under Item 16F of its shell company report on Form 20-F/A dated March 19, 2012, and we agree with such statements.

/s/ Somekh Chaikin

Very truly yours,
Somekh Chaikin

Certified Public Accountants (Isr.)
Member Firm of KPMG International